Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
May 8, 2007	617-292-9750 mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
FIRST QUARTER 2007 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended March 31, 2007:

First Quarter 2007 Balance-Sheet Highlights

Total assets rose 3.8 percent to $59.7 billion at March 31, 2007, up from $57.5 billion at yearend 2006. Advances increased 2.2 percent to $38.2 billion, compared with $37.3 billion at yearend 2006, and represented 64.0 percent of total assets. Investments and short-term money-market instruments rose to $16.7 billion at March 31, 2007, up from $15.2 billion at yearend 2006. Mortgage assets declined to $4.4 billion at March 31, 2007, compared with $4.5 billion at yearend 2006. Capital rose slightly to $2.6 billion at March 31, 2007, compared with $2.5 billion at yearend 2006.

First Quarter 2007 Operating Results

Net income for the first quarter was $43.4 million, compared with $45.6 million for the same period in 2006. Net interest income after the provision for credit losses was $70.0 million for the quarter ended March 31, 2007, compared with $74.2 million for the same period in 2006. This $4.2 million decrease was attributable, in part, to average asset balances that were $2.8 billion lower during the quarter ended March 31, 2007, compared with the prior-year period, driven by a $3.6 billion reduction in average advances balances and a $0.3 billion reduction in average capital balances. In addition, the Bank’s net interest spread dropped two basis points to 27 basis points for the quarter ended March 31, 2007, compared with the prior-year period, although the Bank’s net interest margin remained at 50 basis points in both periods.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston   |   111 Huntington Avenue   |   Boston, MA 02199   |   617-292-9600   |   FAX: 617-292-9645

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